SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G/A

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to Rules 13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to Rule 13d-2(b)

(Amendment No. 14)*

OLD DOMINION FREIGHT LINE, INC.

(Name of Issuer)

Common Stock (par value $0.10 per share)

(Title of Class of Securities)

679580100 (CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 933,396 (See Item 4) 6. SHARED VOTING POWER 858,900 (See Item 4) 7. SOLE DISPOSITIVE POWER 933,396 (See Item 4) 8. SHARED DISPOSITIVE POWER 858,900 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,792,296
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.8%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 2 of 15 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon Intangibles Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4) 6. SHARED VOTING POWER 718,275 (See Item 4) 7. SOLE DISPOSITIVE POWER -0- (See Item 4) 8. SHARED DISPOSITIVE POWER 718,275 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 718,275
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 3 of 15 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 1998 Earl E. Congdon Family Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4) 6. SHARED VOTING POWER 140,625 (See Item 4) 7. SOLE DISPOSITIVE POWER -0- (See Item 4) 8. SHARED DISPOSITIVE POWER 140,625 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 140,625
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 4 of 15 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon Grantor Retained Annuity Trust 2003
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER -0- (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 5 of 15 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon Grantor Retained Annuity Trust - 2004
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 342,396 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 342,396 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 342,396
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 6 of 15 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon Grantor Retained Annuity Trust – 2005
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 591,000 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 591,000 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 591,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 7 of 15 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John R. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 1,980,477 (See Item 4) 6. SHARED VOTING POWER 140,625 (See Item 4) 7. SOLE DISPOSITIVE POWER 1,980,477 (See Item 4) 8. SHARED DISPOSITIVE POWER 140,625 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,121,102
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 8 of 15 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John R. Congdon Revocable Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 1,980,477 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 1,980,477 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,980,477
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.3%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 9 of 15 pages

CUSIP No. 679580100

Item 1.	(a)	Name of Issuer: Old Dominion Freight Line, Inc.

	(b)	Address of Issuer’s Principal Executive Offices: 500 Old Dominion Way Thomasville, NC 27360

Item 2.	(a)	Names of Persons Filing:

		(i)	Earl E. Congdon
		(ii)	Earl E. Congdon Intangibles Trust
		(iii)	1998 Earl E. Congdon Family Trust
		(iv)	Earl E. Congdon Grantor Retained Annuity Trust 2003
		(v)	Earl E. Congdon Grantor Retained Annuity Trust – 2004
		(vi)	Earl E. Congdon Grantor Retained Annuity Trust – 2005
		(vii)	John R. Congdon
		(viii)	John R. Congdon Revocable Trust

	(b)	Address of Principal Business Office or, if None, Residence:

As to (iii), (vii) and (viii):	7511 Whitepine Road
Richmond, VA 23237

As to (i), (iv) through (vi):	20 Harborage Isle
Fort Lauderdale, FL 33316

As to (ii):	500 Old Dominion Way
Thomasville, NC 27360

(c)	Citizenship:

	(iii) and (viii)	Virginia
	(i) and (vii)	USA
	(ii)	North Carolina
	(iv) through (vi)	Florida

	(d)	Title of Class of Securities:

Common Stock ($0.10 par value)

	(e)	CUSIP Number: 679580100

Item 3.	If this Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k), but is not a group filing.

Page 10 of 15 pages

CUSIP No. 679580100

Item 4.	Ownership.

The securities reported herein are beneficially owned by Earl E. Congdon, the Earl E. Congdon Intangibles Trust, the 1998 Earl E. Congdon Family Trust, the Earl E. Congdon Grantor Retained Annuity Trust 2003, the Earl E. Congdon Grantor Retained Annuity Trust - 2004, the Earl E. Congdon Grantor Retained Annuity Trust – 2005, John R. Congdon and the John R. Congdon Revocable Trust. The total securities reported is 3,772,773 shares of the Issuer’s Common Stock, which constitutes 10.1% of such shares as of December 31, 2005.

As of December 31, 2005, Earl E. Congdon has sole voting and dispositive power with respect to no shares (0.0%) held by the Earl E. Congdon Grantor Retained Annuity Trust 2003, 342,396 shares (0.9%) held by the Earl E. Congdon Grantor Retained Annuity Trust – 2004 and 591,000 shares (1.6%) held by the Earl E. Congdon Grantor Retained Annuity Trust 2005. He shares voting and dispositive power with respect to the 718,275 shares (2.5%) owned by the Earl E. Congdon Intangibles Trust and with respect to the 140,625 shares (0.4%) owned by the 1998 Earl E. Congdon Family Trust. As of December 31, 2005, Earl E. Congdon’s wife beneficially owns directly and indirectly an additional 506,338 shares (1.4%) of the Issuer’s Common Stock not included in this Schedule 13G/A, with respect to all of which shares Earl E. Congdon disclaims beneficial ownership.

As of December 31, 2005, the Earl E. Congdon Intangibles Trust shares voting and dispositive power with respect to 718,275 shares (1.9%) of the Issuer’s Common Stock. David S. Congdon is the trustee.

As of December 31, 2005, the 1998 Earl E. Congdon Family Trust has sole voting and dispositive power with respect to 140,625 shares (0.4%) of the Issuer’s Common Stock. Because John R. Congdon is the trustee, ownership is reported as shared.

As of December 31, 2005, Earl E. Congdon as trustee and grantor of the Earl E. Congdon Grantor Retained Annuity Trust 2003 has sole voting and dispositive power with respect to no shares (0.0%) of the Issuer’s Common Stock held by the Earl E. Congdon Grantor Retained Annuity Trust 2003.

As of December 31, 2005, Earl E. Congdon as trustee and grantor of the Earl E. Congdon Grantor Retained Annuity Trust - 2004 has sole voting and dispositive power with respect to 342,396 shares (0.9%) of the Issuer’s Common Stock held by the Earl E. Congdon Grantor Retained Annuity Trust - 2004.

As of December 31, 2005, Earl E. Congdon as trustee and grantor of the Earl E. Congdon Grantor Retained Annuity Trust – 2005 has sole voting and dispositive power with respect to 591,000 shares (1.6%) of the Issuer’s Common Stock held by the Earl E. Congdon Grantor Retained Annuity Trust – 2005.

As of December 31, 2005, John R. Congdon has sole voting and dispositive power with respect to 1,980,477 shares (5.3%) of the Issuer’s Common Stock, all of which shares are held by the John R. Congdon Revocable Trust. He shares voting and dispositive power with

Page 11 of 15 pages

CUSIP No. 679580100

respect to the 140,625 shares (0.4%) owned by the 1998 Earl E. Congdon Family Trust, totaling 2,121,102 shares (5.7%) of the Issuer’s Common Stock. As of December 31, 2005, John R. Congdon’s wife beneficially owns directly and indirectly an additional 5,845 shares (0.0%) of the Issuer’s Common Stock not included in this Schedule 13G/A, with respect to all of which shares John R. Congdon disclaims beneficial ownership.

As of December 31, 2005, John R. Congdon as trustee and grantor of the John R. Congdon Revocable Trust has sole voting and dispositive power with respect to 1,980,477 shares (5.3%) of the Issuer’s Common Stock held by the John R. Congdon Revocable Trust.

(a)	Amount beneficially owned:

	(i)	1,792,296
	(ii)	718,275
	(iii)	140,625
	(iv)	-0-
	(v)	342,396
	(vi)	591,000
	(vii)	2,121,102
	(viii)	1,980,477

(b)	Percent of class:

	(i)	4.8%
	(ii)	1.9%
	(iii)	0.4%
	(iv)	0.0%
	(v)	0.9%
	(vi)	1.6%
	(vii)	5.7%
	(viii)	5.3%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote

(i)	933,396
(ii)	-0-
(iii)	-0-
(iv)	-0-
(v)	342,396
(vi)	591,000
(vii)	1,980,477
(viii)	1,980,477

(ii)	Shared power to vote or to direct the vote

	(i)	858,900
	(ii)	718,275
	(iii)	140,625
	(iv)	-0-
	(v)	-0-
	(vi)	-0-
	(vii)	140,625
	(viii)	-0-

Page 12 of 15 pages

CUSIP No. 679580100

(iii)	Sole power to dispose or to direct the disposition of

	(i)	933,396
	(ii)	-0-
	(iii)	-0-
	(iv)	-0-
	(v)	342,396
	(vi)	591,000
	(vii)	1,980,477
	(viii)	1,980,477

(iv)	Shared power to dispose or to direct the disposition of

	(i)	858,900
	(ii)	718,275
	(iii)	140,625
	(iv)	-0-
	(v)	-0-
	(vi)	-0-
	(vii)	140,625
	(viii)	-0-

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Not Applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not Applicable.

This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 13 of 15 pages

CUSIP No. 679580100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 10, 2006

EARL E. CONGDON GRANTOR RETAINED ANNUITY TRUST 2003		EARL E. CONGDON

By:	/s/ Earl E. Congdon	/s/ Earl E. Congdon
	Earl E. Congdon, Trustee	Earl E. Congdon

EARL E. CONGDON GRANTOR RETAINED ANNUITY TRUST - 2004		EARL E. CONGDON INTANGIBLES TRUST

By:	/s/ Earl E. Congdon	By:	/s/ David S. Congdon
	Earl E. Congdon, Trustee		David S. Congdon, Trustee

EARL E. CONGDON GRANTOR RETAINED ANNUITY TRUST – 2005		JOHN R. CONGDON

By:	/s/ Earl E. Congdon	/s/ John R. Congdon
	Earl E. Congdon, Trustee	John R. Congdon

1998 EARL E. CONGDON FAMILY TRUST		JOHN R. CONGDON REVOCABLE TRUST

By:	/s/ John R. Congdon	By:	/s/ John R. Congdon
	John R. Congdon, Trustee		John R. Congdon, Trustee

Page 14 of 15 pages

CUSIP No. 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 10, 2006.

EARL E. CONGDON GRANTOR RETAINED ANNUITY TRUST 2003		EARL E. CONGDON

By:	/s/ Earl E. Congdon	/s/ Earl E. Congdon
	Earl E. Congdon, Trustee	Earl E. Congdon

EARL E. CONGDON GRANTOR RETAINED ANNUITY TRUST - 2004		EARL E. CONGDON INTANGIBLES TRUST

By:	/s/ Earl E. Congdon	By:	/s/ David S. Congdon
	Earl E. Congdon, Trustee		David S. Congdon, Trustee

EARL E. CONGDON GRANTOR RETAINED ANNUITY TRUST – 2005		JOHN R. CONGDON

By:	/s/ Earl E. Congdon	/s/ John R. Congdon
	Earl E. Congdon, Trustee	John R. Congdon

1998 EARL E. CONGDON FAMILY TRUST		JOHN R. CONGDON REVOCABLE TRUST

By:	/s/ John R. Congdon	By:	/s/ John R. Congdon
	John R. Congdon, Trustee		John R. Congdon, Trustee

Page 15 of 15 pages